Exhibit 99.1

ICO, Inc. Announces Record Second Quarter Financial Results

HOUSTON, TEXAS, May 2, 2007 - ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the second quarter ended March 31, 2007.

Second Quarter Highlights

•	Record quarterly revenues of $94.7 million, an increase of $15.2 million or 19% from the prior year
•	Record quarterly operating income of $6.9 million (up 42%) and net income per share from continuing operations of $.20 fully diluted (up 122%)
•	Outlook remains positive

Second Quarter 2007 vs. Second Quarter 2006

Revenues increased $15.2 million or 19%, compared to the prior year, to $94.7 million. Almost half of the revenue increase, or $7.4 million, was a result of an increase in sales and service volumes of 3%. The volume improvement occurred primarily in Europe and Australasia where market demand has strengthened considerably. The translation effect from stronger foreign currencies caused revenues to increase $4.5 million. Last, an increase in average selling prices and changes in product mix increased revenues by $3.3 million.

The increase in revenues led to an increase in operating income of $2.0 million, or 42%, to $6.9 million for the quarter. Income from continuing operations increased $2.5 million or 85% to $5.5 million, or $.20 per diluted share. The results include a tax benefit of $1.4 million that reduced income tax expense during the quarter, due to the reversal of a valuation allowance relating to an operation in Europe that was previously unprofitable.

During the fiscal 2007 second quarter, we settled a dispute with our insurance carrier related to the previously settled environmental indemnity claims involving the sale of our former oilfield services business, and recognized a pre-tax gain on this settlement of $2.3 million. This gain is included in discontinued operations net of tax in the amount of $1.5 million. Net income increased $4.0 million or 135%, compared to last year, to $7.0 million or $.26 per diluted share.

Second Quarter 2007 vs. First Quarter 2007

Sequentially, revenues increased $8.5 million, or 10% primarily as a result of an increase in sales and service volumes of 7%. The growth in volumes increased revenues $10.4 million, and was primarily driven by our operations in Europe and Australasia. Partially offsetting the impact of the volume increase was the effect of lower average selling prices and a change in product mix which reduced revenues by $2.7 million.

Similar to the year-over-year quarterly comparison, the revenue increase led to an increase in operating income of $2.6 million or 60%. Income from continuing operations increased $3.0 million or 116% and net income increased $4.5 million or 177%.

“Our management team did a great job rebounding from the difficult pricing environment in our first fiscal quarter,” stated the Company’s President and CEO, Mr. A. John Knapp, Jr. “Resin prices stabilized during the quarter and, in some markets, rose modestly. Of particular interest is the strength of our foreign operations, which provided 68% of our revenues during the quarter. Our operating results strengthened over the course of our fiscal second quarter, and we expect this momentum to carry into our third quarter.”

Balance Sheet and Liquidity

During the second quarter, we generated cash flow from continuing operations of $6.6 million caused by the income we generated, combined with the impact of changes in working capital. This solid cash flow allowed us to reduce debt, net of cash by $4.7 million, to $49.6 million during the second quarter. The strong earnings and a weaker U.S. dollar increased stockholders’ equity by $8.2 million for the quarter to $76.4 million at March 31, 2007. Capital expenditures were $2.4 million during the second quarter with the majority of the investment consisting of expansion projects.

The Company’s Board of Directors has declared a dividend on its depositary shares, each representing ¼ of a share of its $6.75 convertible exchangeable preferred stock, of $.42 per depositary share payable to shareholders of record on June 22, 2007.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2007 second quarter results can be accessed at 10:00 a.m. Central Time on Thursday,
May 3, 2007 at http://www.videonewswire.com/event.asp?id=39094, where the webcast replay will be archived. (Minimum requirements to listen to the broadcast are:
The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-619-6547, passcode 17591192.

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry. Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com. Contact: CFO - Jon C. Biro at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2006 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Six Months Ended
	March 31,		December 31,	March 31,
		2006			2006
	2007	(as restated)	2006	2007	(as restated)
Product Sales	$84,893	$70,473	$77,587	$162,480	$138,148
Toll Services	9,826	9,070	8,674	18,500	16,508
Total Revenues	94,719	79,543	86,261	180,980	154,656
Cost of sales and services (exclusive of depreciation shown
separately below)	77,371	64,188	71,769	149,140	123,705
Gross Profit (1)	17,348	15,355	14,492	31,840	30,951
Selling, general and administrative expense	9,274	8,722	8,439	17,713	17,385
Depreciation and amortization	1,855	1,782	1,756	3,611	3,584
Impairment, restructuring and other costs (income)	(654)	-	-	(654)	118
Operating income	6,873	4,851	4,297	11,170	9,864
Other income (expense):
Interest expense, net	(838)	(562)	(664)	(1,502)	(1,096)
Other income (expense)	88	68	(255)	(167)	146
Income from continuing operations before income taxes	6,123	4,357	3,378	9,501	8,914
Provision for income taxes	601	1,375	818	1,419	2,837
Income from continuing operations	5,522	2,982	2,560	8,082	6,077
Income (loss) from discontinued operations, net of income taxes	1,475	-	(36)	1,439	(33)
Net income	$6,997	$2,982	$2,524	$9,521	$6,044
Undeclared Preferred Stock dividends, as restated	-	(544)	(226)	(226)	(1,088)
Preferred Stock dividends declared	(82)	-	(82)	(164)	-
Net gain on redemption of Preferred Stock	-	-	6,023	6,023	-
Net income applicable to Common Stock, as restated	$6,915	$2,438	$8,239	$15,154	$4,956

Basic income from continuing operations per common share,
as restated	$0.21	$0.10	$0.32	$0.53	$0.19
Basic net income per common share, as restated	$0.27	$0.10	$0.32	$0.59	$0.19
Diluted income from continuing operations per common share,
as restated	$0.20	$0.09	$0.09	$0.29	$0.19
Diluted net income per common share, as restated	$0.26	$0.09	$0.09	$0.34	$0.19

Gross Margin (2)	18.3%	19.3%	16.8%	17.6%	20.0%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	March 31,	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,592	$17,427
Trade receivables	71,714	67,742
Inventories	42,981	41,961
Deferred income taxes	1,516	2,195
Prepaid and other current assets	9,040	6,775
Total current assets	126,843	136,100

Property, plant and equipment, net	52,615	50,884
Goodwill	8,975	8,585
Other assets	3,639	2,392
Total assets	$192,072	$197,961

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$12,065	$17,214
Current portion of long-term debt	11,063	4,696
Accounts payable	40,387	35,809
Accrued salaries and wages	4,776	5,360
Income taxes payable	1,611	4,188
Other current liabilities	11,548	11,332
Total current liabilities	81,450	78,599

Long-term debt, net of current portion	28,055	21,559
Deferred income taxes	4,126	4,210
Other long-term liabilities	2,064	1,876
Total liabilities	115,695	106,244

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock, without par value-
345,000 shares authorized; 48,537 and 322,500 shares issued and outstanding, respectively, with a liquidation preference of $6,082 and
$40,410, respectively	2	13
Undesignated preferred stock, without par value-
105,000 shares authorized; No shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,931,368 and 25,792,168 shares issued
and outstanding, respectively	45,791	45,087
Additional paid-in capital	76,458	104,844
Accumulated other comprehensive income (loss)	2,678	(154)
Accumulated deficit	(48,552)	(58,073)
Total stockholders' equity	76,377	91,717
Total liabilities and stockholders' equity	$192,072	$197,961

OTHER BALANCE SHEET DATA
Working capital	$45,393	$57,501
Current ratio	1.6	1.7
Total debt	$51,183	$43,469
Debt-to-capitalization	40.1%	32.2%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months Ended March 31:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$42,114	44%	$32,439	41%	$9,675	30%
ICO Courtenay - Australasia	18,483	20%	11,458	14%	7,025	61%
ICO Polymers North America	10,797	11%	10,819	14%	(22)	0%
ICO Brazil	3,424	4%	2,665	3%	759	28%
Total ICO Polymers	74,818	79%	57,381	72%	17,437	30%
Bayshore Industrial	19,901	21%	22,162	28%	(2,261)	(10%	)
Consolidated	$94,719	100%	$79,543	100%	$15,176	19%

Six Months Ended March 31:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$76,381	42%	$59,981	39%	$16,400	27%
ICO Courtenay - Australasia	34,096	19%	24,172	16%	9,924	41%
ICO Polymers North America	20,403	11%	20,818	13%	(415)	(2%	)
ICO Brazil	6,319	4%	4,822	3%	1,497	31%
Total ICO Polymers	137,199	76%	109,793	71%	27,406	25%
Bayshore Industrial	43,781	24%	44,863	29%	(1,082)	(2%	)
Consolidated	$180,980	100%	$154,656	100%	$26,324	17%

Operating income (loss)
Three Months Ended March 31:	2007	2006	Change
ICO Europe	$2,508	$1,973	$535
ICO Courtenay - Australasia	1,128	305	823
ICO Polymers North America	1,752	1,161	591
ICO Brazil	127	(199)	326
Total ICO Polymers	5,515	3,240	2,275
Bayshore Industrial	3,023	3,411	(388)
Total Operations	8,538	6,651	1,887
General Corporate Expense	(1,520)	(1,631)	111
Unallocated stock option compensation	(145)	(169)	24
Consolidated	$6,873	$4,851	$2,022

Six Months Ended March 31:	2007	2006	Change
ICO Europe	$3,183	$3,272	$(89)
ICO Courtenay - Australasia	1,846	1,360	486
ICO Polymers North America	2,760	1,855	905
ICO Brazil	204	(336)	540
Total ICO Polymers	7,993	6,151	1,842
Bayshore Industrial	6,313	7,159	(846)
Total Operations	14,306	13,310	996
General Corporate Expense	(2,859)	(2,994)	135
Unallocated stock option compensation	(277)	(452)	175
Consolidated	$11,170	$9,864	$1,306

Operating income (loss) as a percentage of revenues	Three Months Ended March 31,				Six Months Ended March 31,
	2007	2006		Increase	2007	2006		Increase/ (Decrease)
ICO Europe	6%	6%		0%	4%	5%		(1%	)
ICO Courtenay - Australasia	6%	3%		3%	5%	6%		(1%	)
ICO Polymers North America	16%	11%		5%	14%	9%		5%
ICO Brazil	4%	(7%	)	11%	3%	(7%	)	10%
Total ICO Polymers	7%	6%		1%	6%	6%		0%
Bayshore Industrial	15%	15%		0%	14%	16%		(2%	)
Consolidated	7%	6%		1%	6%	6%		0%

ICO, Inc.
Supplemental Segment Information (cont'd.)
(Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	March 31,		December 31,
	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$42,114	44%	$34,267	40%	$7,847	23%
ICO Courtenay - Australasia	18,483	20%	15,613	18%	2,870	18%
ICO Polymers North America	10,797	11%	9,606	11%	1,191	12%
ICO Brazil	3,424	4%	2,895	3%	529	18%
Total ICO Polymers	74,818	79%	62,381	72%	12,437	20%
Bayshore Industrial	19,901	21%	23,880	28%	(3,979)	(17%	)
Consolidated	$94,719	100%	$86,261	100%	$8,458	10%

Operating income (loss)
	Three Months Ended
	March 31,	December 31,
	2007	2006	Change
ICO Europe	$2,508	$675	$1,833
ICO Courtenay - Australasia	1,128	718	410
ICO Polymers North America	1,752	1,008	744
ICO Brazil	127	77	50
Total ICO Polymers	5,515	2,478	3,037
Bayshore Industrial	3,023	3,290	(267)
Total Operations	8,538	5,768	2,770
General Corporate Expense	(1,520)	(1,339)	(181)
Unallocated stock option compensation	(145)	(132)	(13)
Consolidated	$6,873	$4,297	$2,576

Operating income (loss) as a percentage of revenues	Three Months Ended
	March 31,	December 31,
	2007	2006	Increase
ICO Europe	6%	2%	4%
ICO Courtenay - Australasia	6%	5%	1%
ICO Polymers North America	16%	10%	6%
ICO Brazil	4%	3%	1%
Total ICO Polymers	7%	4%	3%
Bayshore Industrial	15%	14%	1%
Consolidated	7%	5%	2%